Exhibit 99.1

Consolidated Container Company Acquires the Assets of Quintex

Corporation in Spokane

ATLANTA, GA – November 1, 2006 – Consolidated Container Company (CCC) completed the purchase of the assets of Quintex Corporation (Spokane, Washington). CCC announced in July the acquisition of the assets of Quintex Corporation (Utah). The Spokane plant will be the 58th manufacturing site for CCC.

According to Jeffrey M. Greene, President and Chief Executive Officer of CCC, “The acquisition of the Quintex Spokane assets provides us a platform that fills a geographic hole in the Pacific Northwest for CCC and is a great add-on to our company.”

Consolidated Container Company, which was formed in 1999, is a leading North American developer, manufacturer and marketer of rigid plastic containers for many of the largest branded consumer products and beverage companies in the world. CCC has long-term customer relationships with many blue-chip companies including Dean Foods, DS Waters of America, The Kroger Company, Nestle Waters North America, The Procter & Gamble Company, Exxon Mobil, Scotts and Colgate-Palmolive. CCC serves its customers with a wide range of manufacturing capabilities and services through a nationwide network of 55 strategically located manufacturing facilities and a research, development and engineering center located in Atlanta, Georgia. Additionally, the company has 3 international manufacturing facilities in Canada and Mexico.

This document may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Such forward-looking statements, particularly those statements regarding the timing and effects of the acquisition, reflect CCC’s current expectations and beliefs, are not guarantees of performance of CCC and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those described in the forward-looking statements. For example, such risks, uncertainties, assumptions and other factors include, without limitation, the possibility that (1) problems may arise in successfully integrating the businesses of the two companies; (2) the acquisition may involve unexpected costs; and (3) the combined company may be unable to achieve cost-cutting synergies. For a further discussion of other risks, uncertainties, assumptions and other factors, see CCC’s filings with the Securities and Exchange Commission. CCC undertakes no duty to update forward-looking statements.

Contact:  Cindy Wahl, 678-742-4615